UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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GameStop Corp.

(Name of Registrant as Specified In Its Charter)

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625 Westport Parkway
Grapevine, Texas 76051

May 18, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of GameStop Corp. The meeting will be held at 1:30 p.m., Central Standard Time, on Tuesday, June 22, 2010 at the Hilton Southlake Town Square, 1400 Plaza Place, Southlake, Texas.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included are a Proxy Card and postage paid return envelope.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting.

Thank you for your continued interest in GameStop Corp.

Sincerely,

Daniel A. DeMatteo
Chief Executive Officer

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2010
INTRODUCTION
ELECTION OF DIRECTORS PROPOSAL 1
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED JANUARY 30, 2010
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL 2
OTHER MATTERS

625 Westport Parkway
Grapevine, Texas 76051

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	1:30 p.m. Central Standard Time, on Tuesday, June 22, 2010

PLACE	Hilton Southlake Town Square 1400 Plaza Place Southlake, TX 76092

MEETING FORMAT	The meeting will include prepared remarks by our CEO, followed by a live, interactive question and answer session with senior executives.

ITEMS OF BUSINESS	(1) To elect four directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the Company’s fiscal year ending January 29, 2011.

RECORD DATE	You may vote if you are a shareholder of record at the close of business on May 3, 2010.

ANNUAL REPORT	Our 2009 Annual Report, which is not part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please have your proxy card available and vote in one of the following three ways:

(1) VISIT THE WEBSITE shown on the proxy card to vote through the Internet, or

(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card to vote via telephone, or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 22, 2010: the Proxy Statement and the accompanying Annual Report to Stockholders are available at http://investor.gamestop.com.

GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 22, 2010

INTRODUCTION

This Proxy Statement and enclosed Proxy Card are being furnished commencing on or about May 18, 2010 in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of GameStop Corp., a Delaware corporation (together with its predecessor companies, “GameStop,” “we,” “our,” or the “Company”), of proxies for use at the Annual Meeting of Stockholders to be held on June 22, 2010 (the “Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption “Election of Directors — Information Concerning the Directors and Nominees — Nominees for Election as Director,” FOR the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the Company’s fiscal year ending January 29, 2011, and in the discretion of the proxies named on the Proxy Card with respect to any other matters properly brought before the Meeting and any adjournments or postponements thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the Meeting and voting in person.

Only holders of record of the Company’s Class A Common Stock as of the close of business on May 3, 2010 are entitled to notice of and to vote at the Meeting. As of the record date, 152,853,170 shares of Class A Common Stock, par value $.001 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each of the proposals and on all other matters properly brought before the Meeting. The presence of a majority by vote of the outstanding shares of the Common Stock represented in person or by proxy at the Meeting will constitute a quorum.

On February 9, 2007, the Board of Directors authorized a two-for-one stock split, affected by a one-for-one stock dividend to stockholders of record on the close of business on February 20, 2007, paid on March 16, 2007 (the “Stock Split”). Unless otherwise indicated, all numbers in this Proxy Statement have been restated to reflect the Stock Split.

The four nominees for director receiving the highest vote totals will be elected as directors of the Company to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified. The proposal to ratify the appointment of the Company’s independent registered public accountants, and all other matters that may be voted on at the Meeting, will require the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the Meeting.

With respect to the proposal to elect the four nominees for director and the proposal to ratify the appointment of the Company’s independent registered public accountants, abstentions and “broker non-votes” will not be included in vote totals and will have no effect on the outcome of these proposals. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner. Please note that this year the New York Stock Exchange (the “NYSE”) rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions and “broker non-votes” are included in determining whether a quorum is present.

A Proxy Card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage paid if mailed in the United States.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ELECTION OF DIRECTORS

PROPOSAL 1

Information Concerning the Directors and Nominees

The Company was formed in 2005 for the purpose of consummating the business combination (the “EB merger” or “merger”) of GameStop Holdings Corp., formerly known as GameStop Corp., and Electronics Boutique Holdings Corp. (“EB”), which was completed on October 8, 2005. Our Board of Directors consists of eleven directors. Our certificate of incorporation divides our Board of Directors into three classes: Class 1, whose terms will expire at the annual meeting of stockholders to be held in 2012, Class 2, whose terms will expire at the Meeting, and Class 3, whose terms will expire at the annual meeting of stockholders to be held in 2011. Daniel A. DeMatteo, Michael N. Rosen and Edward A. Volkwein are in Class 1; R. Richard Fontaine, Jerome L. Davis, Steven R. Koonin and Stephanie M. Shern are in Class 2; and Leonard Riggio, Stanley (Mickey) Steinberg, Gerald R. Szczepanski and Lawrence S. Zilavy are in Class 3. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

In addition, our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Background information and qualifications with respect to our Board of Directors and nominees for election as directors, all of whom are incumbent directors, appears below. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information regarding such persons’ holdings of equity securities of the Company.

The following table sets forth the names and ages of our directors, the year they first became a director and the positions they hold with the Company:

		Director
Name	Age	Since*	Position with the Company

Daniel A. DeMatteo	62	2002	Chief Executive Officer and Director
R. Richard Fontaine(1)	68	2001	Executive Chairman of the Board and Director
Jerome L. Davis(2)	55	2005	Director
Steven R. Koonin	52	2007	Director
Leonard Riggio(3)	69	2001	Director
Michael N. Rosen(1)	69	2001	Director
Stephanie M. Shern(4)	62	2002	Director
Stanley (Mickey) Steinberg	77	2005	Director
Gerald R. Szczepanski(5)	62	2002	Director
Edward A. Volkwein(6)	69	2002	Director
Lawrence S. Zilavy(7)	59	2005	Director

*	Includes predecessor companies

(1)	Member of Executive Committee.

(2)	Chair of Nominating and Corporate Governance Committee and member of Compensation Committee.

(3)	Chair of Executive Committee.

(4)	Chair of Audit Committee and lead independent director.

(5)	Chair of Compensation Committee and member of Audit Committee and Nominating and Corporate Governance Committee.

(6)	Member of Compensation Committee and Nominating and Corporate Governance Committee.

(7)	Member of Audit Committee.

The Board believes that each director has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company. As indicated in the following biographies, the current directors, as well as the nominees, have extensive experience in a variety of fields including retail (Messrs. Fontaine, DeMatteo, Riggio, Szczepanski and Zilavy and Mrs. Shern), entertainment, including experience specifically related to the video game industry (Messrs. Volkwein, Steinberg and Koonin), consumer marketing (Messrs. Volkwein, Koonin and Davis), financial (Mrs. Shern and Mr. Zilavy), real estate (Mr. Steinberg), consulting (Messrs. Davis and Steinberg) and law (Mr. Rosen), each of which the Board believes provides valuable knowledge related to the key components of the Company’s business. In addition, the Board also believes that its Board members and nominees, as indicated in the following biographies, have each demonstrated significant leadership skills as a Chief Executive Officer or Chief Operating Officer (Messrs. Fontaine, DeMatteo, Riggio, Steinberg, Szczepanski and Davis), as a senior partner in a large services firm (Mr. Rosen and Mrs. Shern) and executive management in other large corporations (Messrs. Koonin, Zilavy and Volkwein). All of our current Board members and nominees have experience in oversight of public corporations due to their experience on the Board of Directors of GameStop and other companies. The Board believes that the skills and experience of each standing director and nominee qualifies them to serve as a director of the Company.

Nominees for Election as Director

The following individuals are nominees for director at the Meeting:

R. Richard Fontaine is our Executive Chairman of the Board. He served as our Chairman of the Board and Chief Executive Officer from GameStop’s predecessor company’s initial public offering in February 2002 until August 2008. Mr. Fontaine is also a member of the Executive Committee. Mr. Fontaine served as the Chief Executive Officer of our predecessor companies from November 1996 to February 2002. He has been an executive officer or director in the video game industry since 1988. Effective April 5, 2010, Mr. Fontaine’s employment agreement was amended to extend his role as Executive Chairman of the Company until March 26, 2011. Effective March 27, 2011 through March 3, 2013, Mr. Fontaine shall become Chairman International of the Company and his employment will cease effective March 3, 2013.

Jerome L. Davis is a director and Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Davis has served as a director since October 2005. Mr. Davis is Vice President of Food and Retail for Waste Management, Inc. where he is responsible for the strategy and performance of the food and retail segment, which includes the restaurant, grocery and retail industries. Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development from 2006 until December 2009. Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 until October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay. Mr. Davis also held senior executive positions in Sales and Marketing with Procter & Gamble from 1977 to 1992. Mr. Davis is currently a director and Chair of the Finance and Enterprise Risks Committee and a member of the Nominating and Corporate Governance Committee of Apogee Enterprises, Inc., where he has been a director since 2004.

Steven R. Koonin is a director and has served as a director since June 2007. Mr. Koonin is President of Turner Entertainment Networks (“Turner”), which includes TNT, TBS, truTV and Turner Classic Movies. Mr. Koonin joined Turner Broadcasting System in 2000 as Executive Vice President and General Manager of TNT. He added oversight of TBS in 2003 and was promoted to his current position in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company, including as Vice President of Consumer Marketing. Mr. Koonin is also a director of the Metro Atlanta Chamber of Commerce, the Georgia Aquarium and the Fox Theatre.

Stephanie M. Shern is a director and Chair of the Audit Committee and has served in these capacities since 2002. Mrs. Shern formed Shern Associates LLC in February 2002 to provide business advisory and board services, primarily to publicly-held companies. From 1995 until April 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP and a member of Ernst & Young’s Management Committee. Mrs. Shern is currently a director and Chair of the Audit Committee of The Scotts/Miracle Gro Company, a director and member of the Audit and Compensation Committee of CenturyLink, and a director and member of the Audit and Remuneration Committees of Royal Ahold. During the past five years, Mrs. Shern has also served as a director of Embarq Corp, Sprint Nextel Corp. and Nextel Communications, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE. PROXIES SOLICITED BY THIS PROXY STATEMENT WILL BE VOTED FOR EACH NOMINEE NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

Other Directors whose Terms of Office Continue after the Meeting

Daniel A. DeMatteo is a director and has been our Chief Executive Officer since August 2008. He served as Vice Chairman and Chief Operating Officer from March 2005 to August 2008. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of the Company or our predecessor companies since November 1996. He has served on our Board since 2002 and has been an executive officer in the video game industry since 1988.

Leonard Riggio is a director and Chair of the Executive Committee. Mr. Riggio was the Chairman of the Board of GameStop or its predecessor companies from November 1996 until GameStop’s initial public offering in

February 2002. He has served as an executive officer or director in the video game industry since 1987. Mr. Riggio has been Chairman of the Board and a principal stockholder of Barnes & Noble, Inc. (“Barnes & Noble”) since its inception in 1986 and served as Chief Executive Officer from its inception in 1986 until February 2002.

Michael N. Rosen is a director and has served as a director for the Company or our predecessor companies since October 1999. Mr. Rosen is also a member of the Executive Committee and served as the Secretary of the Company or our predecessor companies from October 1999 until May 2007. Mr. Rosen served as a director of Barnes & Noble, Inc. and its subsidiaries and affiliates through April 2007. Mr. Rosen has been a partner at Bryan Cave LLP, counsel to the Company, since their July 2002 combination with Robinson Silverman LLP. Prior to that, Mr. Rosen was Chairman of Robinson Silverman LLP.

Stanley (Mickey) Steinberg is a director and has served as a director since the EB merger in October 2005. Mr. Steinberg currently serves as a consultant to multiple companies in the real estate investment, development, design and construction business, as well as in the trade show business. From August 1994 to June 1998, Mr. Steinberg served as Chairman of Sony Retail Entertainment. From 1989 to 1994, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering, responsible for the development, design and construction of all Disney theme parks. Mr. Steinberg serves on the board of directors of three privately held companies — AMC, Inc., the owner and manager of AmericasMart, an Atlanta trade show center; ECI Group, an Atlanta apartment development, construction and management company; and NRI Construction, an Atlanta construction company that specializes in apartment repairs and rehabilitation. During the past five years, Mr. Steinberg has also served as a director of Electronics Boutique Holdings Corp. and Reckson Associates Realty Corp.

Gerald R. Szczepanski is a director and has served as a director for the Company or our predecessor companies since 2002. Mr. Szczepanski is Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded specialty retailer of casual clothing and accessories for teenagers. On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11). Mr. Szczepanski is also a director of Rush Enterprises, Inc.

Edward A. Volkwein is a director and has served as a director for the Company or our predecessor companies since 2002. Mr. Volkwein is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Volkwein is President of Hydro-Photon, Inc., a water purification technology company. Prior to joining Hydro-Photon, Mr. Volkwein had a broad marketing career beginning in brand management for General Foods and Chesebrough-Ponds, Inc. He served as Senior Vice President, Global Advertising and Promotion for Philips Consumer Electronics and as Senior Vice President Marketing for Sega of America, where he was instrumental in developing Sega into a major video game brand. Mr. Volkwein has also held senior executive positions with Funk & Wagnalls and Prince Manufacturing.

Lawrence S. Zilavy is a director and a member of the Audit Committee. Mr. Zilavy has served as a director since October 2005. Since October 2009, Mr. Zilavy has been the manager of LR Enterprises Management LLC, the family office of Leonard Riggio. Mr. Zilavy was a Senior Vice President of Barnes & Noble College Booksellers, Inc. from May 2006 to September 2009. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. from May 2003 until November 2004 and was Chief Financial Officer of Barnes & Noble, Inc. from June 2002 through April 2003. Mr. Zilavy is also a director of Barnes & Noble, Inc., The Hain Celestial Group, Inc. and the non-profit Community Resource Exchange.

Meetings and Committees of the Board

The Board of Directors met nine times during the fiscal year ended January 30, 2010 (“fiscal 2009”). All directors who were directors for the full fiscal year attended at least 75% of all of the meetings of the Board of Directors and the committees thereof on which they served during fiscal 2009.

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee’s principal functions include reviewing the adequacy of the Company’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent registered public accountants, conferring with the independent public accounting firm concerning the scope of their examination of the books and records of the Company, reviewing and approving related party transactions and considering other appropriate matters regarding the financial affairs of the Company. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding the Company’s accounting, internal accounting controls and auditing matters. The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the charter, the Audit Committee will continue to review and reassess the adequacy of the charter annually and recommend any changes to the Board of Directors for approval. The current members of the Audit Committee are Stephanie M. Shern (Chair), Gerald R. Szczepanski and Lawrence S. Zilavy, all of whom are “independent” directors under the listing standards of the NYSE. In addition to meeting the independence standards of the NYSE, each member of the Audit Committee is financially literate and meets the independence standards established by the Securities and Exchange Commission (the “SEC”). The Board of Directors has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The Board of Directors further determined that Mrs. Shern’s simultaneous service on the audit committees of three other listed companies does not impair the ability of Mrs. Shern to effectively serve on the Company’s Audit Committee. The Audit Committee met eight times during fiscal 2009.

Compensation Committee.  The principal function of the Compensation Committee is, among other things, to make recommendations to the Board of Directors with respect to matters regarding the approval of employment agreements, management and consultant hiring and executive compensation. The Compensation Committee is also responsible for administering our Amended and Restated 2001 Incentive Plan, as amended (the “Incentive Plan”), and our Supplemental Compensation Plan. The current members of the Compensation Committee are Gerald R. Szczepanski (Chair), Jerome L. Davis and Edward A. Volkwein, all of whom meet the independence standards of the NYSE. The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Compensation Committee met five times during fiscal 2009.

Executive Committee.  The principal function of the Executive Committee is, among other things, to review issues, including strategic planning and other matters, which are appropriate for deliberation and decision by the Board of Directors, and make recommendations with respect thereto. The current members of the Executive Committee are Leonard Riggio (Chair), R. Richard Fontaine and Michael N. Rosen.

Nominating and Corporate Governance Committee.  The principal function of the Nominating and Corporate Governance Committee is, among other things, to review and recommend to the Board candidates for service on the Board and its committees, including the renewal of existing directors, and to recommend to the Board the corporate governance guidelines applicable to the Company. The current members of the Nominating and Corporate Governance Committee are Jerome L. Davis (Chair), Gerald R. Szczepanski and Edward A. Volkwein, all of whom meet the independence standards of the NYSE. Our Board of Directors has adopted a written charter setting out the functions of the Nominating and Corporate Governance Committee, a copy of which can be found on our website at http://investor.gamestop.com and is available in print to any stockholder who requests it in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. The Nominating and Corporate Governance Committee met once during fiscal 2009.

Minimum Qualifications

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; diversity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board of Directors’ duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any of its significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to their competitors.

Nominating Process

Consideration of new Board of Director nominee candidates, if any, typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (in accordance with the process described below), Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. When nominating a sitting director for re-election at an annual meeting, the Nominating and Corporate Governance Committee will consider the director’s performance on the Board of Directors and the director’s qualifications in respect of the foregoing.

Consideration of Stockholder-Nominated Directors

Stockholders have the right to submit nominations for persons to be elected to the Board of Directors as described below. If such a nomination occurs and if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Board of Directors deems necessary or appropriate, the Nominating and Corporate Governance Committee will consider potential nominees submitted by stockholders. The Company’s Bylaws provide that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of stockholders, such stockholder must give written notice to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being a nominee and to serving as a director if elected.

Corporate Governance

Codes of Ethics

The Company has adopted a Code of Ethics for Senior Financial and Executive Officers that is applicable to the Company’s Executive Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and any Executive Vice President of the Company. The Company also has adopted a Code of Standards, Ethics and Conduct applicable to all of the Company’s management-level employees. The Code of Ethics for Senior Financial and Executive Officers and the Code of Standards, Ethics and Conduct are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine,

Texas 76051. In accordance with SEC rules, the Company intends to disclose any amendment (other than any technical, administrative or other non-substantive amendment) to either of the above Codes, or any waiver of any provision thereof with respect to certain specified officers listed above, on the Company’s website at http://investor.gamestop.com within four business days following such amendment or waiver.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s website at http://investor.gamestop.com and are available in print to any stockholder who requests them in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Texas 76051.

Communications Between Stockholders and Interested Parties and the Board of Directors

Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will forward such communication to the full Board of Directors or to any individual director or directors (including the presiding director of the executive sessions of the non-management directors or the non-management directors as a group) to whom the communication is directed.

Attendance at Annual Meetings

All members of the Board of Directors are expected to attend in person the Company’s annual meeting of stockholders and be available to address questions or concerns raised by stockholders. Ten of the Company’s directors attended the 2009 GameStop annual meeting of stockholders.

Director Independence

The current members of the Board of Directors who are “independent” directors under the listing standards of the NYSE are Jerome L. Davis, Steven R. Koonin, Leonard Riggio, Stephanie M. Shern, Stanley Steinberg, Gerald R. Szczepanski, Edward A. Volkwein and Lawrence S. Zilavy. In addition to meeting the independence standards of the NYSE, each of these directors meets the independence standards established by the SEC. The non-management directors of the Company hold regularly scheduled executive sessions without management present at least once annually. The presiding director for each non-management executive session is Mrs. Shern.

Board Leadership Structure

The Board believes that at this time, the Company’s shareholders are best served by the Board’s current leadership structure. The Board structure is comprised of an Executive Chairman of the Board position that is separate from the Chief Executive Officer position, as well as ten other directors of which eight are independent, including a lead independent director who is also the Chair of the Audit Committee. Under the Board’s current structure, R. Richard Fontaine is the Executive Chairman of the Board and is also a member of management and former Chief Executive Officer of the Company. The Board believes that Mr. Fontaine’s in-depth knowledge of the Company’s business and its challenges, as well as his experience in the video game industry as a whole, make him the best qualified person to serve as Executive Chairman. All directors play an active role in overseeing the Company’s business both at the Board and committee level. For additional oversight, the lead independent director presides over regularly scheduled meetings with the other non-employee directors to discuss and evaluate the Company’s business without members of management present. This structure, together with our other corporate governance practices, provides strong independent oversight of management while ensuring clear strategic direction for the Company.

Risk Oversight

Responsibility for risk oversight resides with the full Board of Directors. Committees have been established to help the Board carry out this responsibility by focusing on key areas of risk inherent in the business. The Audit Committee oversees risk associated with financial and accounting matters, including compliance with legal and regulatory requirements, related-party transactions and the Company’s financial reporting and internal control systems. The Audit Committee also oversees the Company’s internal audit function and regularly meets separately with the Company’s head of internal audit, general counsel, external auditors and other financial and executive management. The Compensation Committee oversees risks associated with compensation policies and the retention and development of executive talent, including the development of policies that do not encourage excessive risk-taking by our executives. In addition, at least annually, the Board conducts a formal business review including a risk assessment related to the Company’s existing business and new initiatives. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific topics or actions.

Executive Officers

The following table sets forth the names and ages of our executive officers and the positions they hold:

Name	Age	Position

Daniel A. DeMatteo	62	Chief Executive Officer
R. Richard Fontaine	68	Executive Chairman of the Board
J. Paul Raines	46	Chief Operating Officer
Tony D. Bartel	46	Executive Vice President of Merchandising and Marketing
Robert A. Lloyd	48	Interim Chief Financial Officer and Chief Accounting Officer
Michael K. Mauler	49	Executive Vice President, GameStop International

Information with respect to executive officers of the Company who are also directors is set forth in “Information Concerning the Directors and Nominees” above.

J. Paul Raines joined GameStop as Chief Operating Officer on September 7, 2008. Prior to joining GameStop, Mr. Raines spent eight years with The Home Depot (“Home Depot”) in various management positions in retail operations, including the Executive Vice President of U.S. Stores and President of the Southern Division. Prior to Home Depot, he spent four years in global sourcing for L.L. Bean and ten years with Kurt Salmon Associates in their consumer products group.

Tony D. Bartel has been the Executive Vice President of Merchandising and Marketing since March 2007. Prior to that, Mr. Bartel was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Mr. Bartel joined GameStop from NCH Corporation where he was the Chief Administrative Officer from May 2003 to May 2005. From 1989 to May 2003, Mr. Bartel held various positions with PepsiCo and Yum! Brands, Inc., including Operational Finance, Strategic Planning, Controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Mr. Bartel held various positions with the public accounting firm of KPMG Peat Marwick.

Robert A. Lloyd has been our Interim Chief Financial Officer since February 2010. Mr. Lloyd is also our Chief Accounting Officer, a position he has held since October 2005. Prior to that, Mr. Lloyd was the Vice President — Finance of GameStop or its predecessor companies from October 2000 and was the Controller of GameStop’s predecessor companies from December 1996 to October 2000. From May 1988 to December 1996, Mr. Lloyd held various financial management positions as Controller or Chief Financial Officer, primarily in the telecommunications industry. Prior to May 1988, Mr. Lloyd held various positions with the public accounting firm of Ernst & Young. Mr. Lloyd is a Certified Public Accountant.

Michael K. Mauler has been Executive Vice President of GameStop International since January 2010. Mr. Mauler was formerly the Company’s Senior Vice President of Supply Chain and International Support, a position he held since October 2005. Prior to that, Mr. Mauler was the Vice President of Logistics of Electronics Boutique. Mr. Mauler has also held senior management positions for Baxter Healthcare, Dade Behring and Fisher Scientific, where he led operations for 22 countries.

David W. Carlson, the Company’s Executive Vice President and Chief Financial Officer since 1996, resigned in August 2009. Catherine R. Smith was hired as Executive Vice President and Chief Financial Officer on August 24, 2009. Ms. Smith resigned in February 2010.

Our executive officers are elected by our Board of Directors on an annual basis and serve until the next annual meeting of our Board of Directors or until their successors have been duly elected and qualified.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the number of shares of our Common Stock and exercisable options to purchase such stock beneficially owned on May 3, 2010 by each director and each of the executive officers named in the Summary Compensation Table, each holder of 5% or more of our Common Stock and all of our directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. The total number of shares of our Common Stock outstanding as of May 3, 2010 was 152,853,170.

	Shares Beneficially
	Owned
Name	Number(1)%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,246,919	(2)	6.1
Daniel A. DeMatteo	780,424	(3)	*
R. Richard Fontaine	1,222,154	(4)	*
J. Paul Raines	193,823	(5)	*
Tony D. Bartel	292,349	(6)	*
Catherine R. Smith	—		*
David W. Carlson	444,828	(7)	*
Jerome L. Davis	37,730	(8)	*
Steven R. Koonin	24,620	(9)	*
Leonard Riggio	9,135,069	(10)	5.8
Michael N. Rosen	171,440	(11)	*
Stephanie M. Shern	92,684	(12)	*
Stanley (Mickey) Steinberg	45,040	(8)	*
Gerald R. Szczepanski	203,840	(11)	*
Edward A. Volkwein	116,640	(13)	*
Lawrence S. Zilavy	31,440	(8)	*
All of the above (other than BlackRock, Inc.) and
other executive officers as a group	12,946,341	(14)	8.1

*	Less than 1.0%

(1)	Shares of Common Stock that an individual or group has a right to acquire within 60 days after May 3, 2010 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)	Information compiled from Schedule 13G filed with the SEC on January 29, 2010.

(3)	Of these shares, 400,000 are issuable upon exercise of stock options and 177,000 are restricted shares.

(4)	Of these shares, 852,000 are issuable upon exercise of stock options and 177,000 are restricted shares.

(5)	Of these shares, 161,000 are restricted shares.

(6)	Of these shares, 165,000 are issuable upon exercise of stock options and 88,500 are restricted shares.

(7)	Of these shares, 250,000 are issuable upon exercise of stock options and 30,000 are restricted shares.

(8)	Of these shares, 12,600 are restricted shares.

(9)	Of these shares, 15,000 are restricted shares.

(10)	Of these shares, 3,548,000 are issuable upon exercise of stock options and 12,600 are restricted shares. Mr. Riggio is the direct beneficial owner of 4,008,497 shares. As co-trustee of The Riggio Foundation, a charitable trust, Mr. Riggio is the indirect beneficial owner of 1,565,972 shares owned by The Riggio Foundation. Excluded from his shares are 605,424 shares held in a rabbi trust established by Barnes & Noble for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement, but over which Mr. Riggio has no voting power.

(11)	Of these shares, 120,000 are issuable upon exercise of stock options and 12,600 are restricted shares.

(12)	Of these shares, 78,000 are issuable upon exercise of stock options and 12,600 are restricted shares.

(13)	Of these shares, 76,000 are issuable upon exercise of stock options and 12,600 are restricted shares. Of the remaining shares, 1,000 shares are owned by Mr. Volkwein’s spouse, and 500 shares each are owned by Mr. Volkwein’s two children.

(14)	Of these shares, 5,689,000 are issuable upon exercise of stock options and 800,900 are restricted shares.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Gerald R. Szczepanski (Chair), Jerome L. Davis and Edward A. Volkwein, none of whom has ever been an employee of the Company. No member of the committee had a relationship requiring disclosure in this Proxy Statement under Items 404 or 407 of SEC Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company’s executive officer compensation program is administered by the Compensation Committee of the Board of Directors. The program is based upon the following guiding principles:

1. The pay and benefits provided by the Company to its executive officers should be competitive and allow the Company to attract and retain individuals whose skills are critical to the long-term success of the Company.

2. The compensation offered by the Company should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value.

3. Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders. Therefore, a meaningful portion of most management employees’ compensation will be in the form of equity compensation and may include situational bonuses, as appropriate, in recognition of meeting unique, time-sensitive performance challenges that may arise.

4. The overall value of the incentive and total compensation opportunities will be designed to be consistent with the level of the Company’s operational performance over time and in the level of returns provided to stockholders.

The Compensation Committee believes that the Company’s directors and senior executives should be compensated commensurate with their success in maintaining the growth and high level of performance necessary for GameStop to produce ongoing and sustained value for our stockholders. The Compensation Committee will develop and recommend compensation programs to support these critical objectives. The Board of Directors will continue to have sole approval rights over the Compensation Committee’s recommendations.

The compensation program is designed to reward the executive officers for the dedication of their time, efforts, skills and business experience to the business of the Company. The compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus and is measured by the Company’s operating earnings, net income and growth, among other factors. Long-term performance is rewarded through stock options or restricted stock awards and is measured in the performance of the Company’s stock price, which is tied to earnings, growth and other factors.

Role of Compensation Consultants

For assistance in developing effective recommendations, the Compensation Committee believes that an independent compensation consultant can and should provide independent recommendations and points of view, a role that is essential to the process of impartial compensation evaluation. Therefore, when appropriate, the Compensation Committee will utilize an independent compensation consultant who will report to and take direction from the Compensation Committee. The consultant’s research and viewpoints then provide one of several necessary data points that will be used to determine the Compensation Committee’s specific compensation recommendations to the Board of Directors.

In both the fiscal year ended February 3, 2007 (“fiscal 2006”) and the fiscal year ended February 2, 2008 (“fiscal 2007”), the Compensation Committee engaged Mercer Human Resource Consulting (“Mercer”) to review the compensation programs in place for the Company’s executive officers. Mercer was engaged to evaluate each key element of the compensation program and the total compensation program relative to the Company’s peers. The key elements (base salary, annual bonus and stock option and/or restricted stock awards) were analyzed against the peer group both independently and collectively in order to determine in which percentile of the peer group the Company’s executive officers fell. The purpose of this engagement was to determine whether the Company’s total compensation plan and allocation of compensation between base salary, annual bonus and long-term incentives (primarily stock-based) were reasonable considering the Company’s peers.

Significant research and effort was devoted by Mercer to establishing the Company’s peer group for fiscal 2007. The peer group used to benchmark compensation was established by Mercer and the Compensation Committee from the population of other specialty retailers, specialty restaurants and entertainment companies, constituting a combination of similar revenue size, number of stores, international scope, demographics, growth rate or market value. Companies in the fiscal 2007 peer group include Abercrombie & Fitch, Barnes & Noble, Bed Bath & Beyond, Borders Group, Dick’s Sporting Goods, MGM Mirage, Starbucks, Whole Foods and Yum! Brands.

In the fiscal year ended January 31, 2009 (“fiscal 2008”), the Compensation Committee engaged Towers Perrin to complete a similar review of the executive compensation program for the Company’s Executive Chairman, Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President of Merchandising and Marketing. The Chief Operating Officer was not included in the evaluation due to his recent appointment to the Company in September 2008, as discussed below. The same peer group was used in fiscal 2008 by Towers Perrin following a review of the peer group companies by the Compensation Committee. The Company ranked in the 76th percentile of revenues of this peer group and in the 78th percentile of market value.

In performing its assessment of the Company’s executive compensation packages versus the peer group, Towers Perrin considered proxy data for fiscal 2007 for both the peer group and the Standard & Poor’s Top Specialty Retail companies and Towers Perrin’s executive compensation surveys. Positions within the Company for each of the executives were matched to the peer group based upon title and survey data. Elements of compensation which were analyzed included base salary, annual incentive bonus, targeted total annual cash compensation, long-term incentives and total compensation (cash and long-term incentives). Base salaries for the surveyed executive positions in fiscal 2007 averaged at the 46th percentile of the peer group. Annual bonuses for the surveyed executive positions in fiscal 2007 averaged at the 61st percentile for the peer group. Total annual cash compensation for the surveyed executive positions averaged at approximately the 56th percentile of the peer group. Average long-term incentive compensation compared at the 55th percentile of the peer group, and average total compensation matched the 55th percentile.

Compensation for each named executive officer, consisting of base salary and annual bonus, was targeted by the Compensation Committee to rank in the 75th percentile of the peer group, with total compensation, including the value of long-term awards, targeted to rank in the 75th percentile of peers.

In fiscal 2009, the Compensation Committee elected to perform its own study of the executive compensation programs for the Company’s Executive Chairman, Chief Executive Officer, Chief Operating Officer, Executive Vice President and Chief Financial Officer and Executive Vice President of Merchandising and Marketing. The earnings of eight of the nine companies in the Company’s peer group suffered a significant decline from 2007 to 2008 and the Compensation Committee believed that this would distort a comparison of the compensation programs between the Company and its peer group. The Compensation Committee’s study compared the proxy data for the peer group and considered the relative compensation of the Company’s executives compared to each other considering the compensation program established for the new Chief Financial Officer hired in August 2009. This study showed that there were instances of one or more elements of an individual’s compensation out of range relative to the Company’s other executive officers. The Compensation Committee made adjustments to compensation, bonus and awards for the fiscal year ending January 29, 2011 (“fiscal 2010”) in order to balance the individual elements of compensation, where possible, and the total compensation in line with the targets. The changes made by the Compensation Committee to fiscal 2010 compensation for the surveyed positions were to increase the base salary of Tony D. Bartel, the Company’s Executive Vice President of Merchandising and Marketing, by 22% to $610,000, to change Mr. Bartel’s targeted annual bonus to 100% of his salary, to increase the restricted stock award to Mr. Bartel from 30,000 shares to 60,000 shares and to increase the restricted stock award for J. Paul Raines, the Company’s Chief Operating Officer, from 60,000 shares to 81,000 shares.

Key Elements of Compensation

The Company has entered into employment agreements with its Chief Executive Officer, Executive Chairman, Chief Operating Officer and Executive Vice President of Merchandising and Marketing. The Company had also entered into employment agreements with its two former Chief Financial Officers. These employment contracts cover the key elements of the Company’s executive compensation package, which consist of base salary, annual bonus and stock options or restricted stock, and cover severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee also considers and reviews the full compensation package afforded by the Company to its executive officers, including insurance and other benefits. The Compensation Committee makes its determinations after receiving and considering the recommendations of the Company’s Chief Executive Officer and after considering recommendations and research of the independent compensation consultant when such research has been performed. The Compensation Committee makes recommendations to the Board of Directors, which ultimately approves the executive compensation package for each year.

Base Salaries

A named executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies of comparable size, growth and operations.

The Compensation Committee met on February 5, 2009 to establish the base salaries for fiscal 2009 for Messrs. Fontaine, DeMatteo, Raines, Carlson and Bartel. In setting the base salaries of these executive officers for fiscal 2009, the Compensation Committee considered the recommendations received from Towers-Perrin following its fiscal 2008 research, the results of the benchmarking against the peer group, the Company’s significant growth in fiscal 2008 and projections for fiscal 2009. The Compensation Committee also considered the recommendations of Messrs. Fontaine and DeMatteo in setting the base salaries for Messrs. Raines, Carlson and Bartel.

During fiscal 2009, David W. Carlson, the Company’s Chief Financial Officer, resigned. The Company hired a new Chief Financial Officer, Catherine R. Smith, effective August 24, 2009. In determining the salary and compensation package for Ms. Smith, the Compensation Committee considered the compensation plans in place for the Company’s other executive officers, the compensation packages for similar positions in the Company’s peer group and the compensation package Ms. Smith had in her previous position.

The Compensation Committee met on February 4, 2010 to establish the base salaries for fiscal 2010 for Messrs. DeMatteo, Fontaine, Raines and Bartel and Ms. Smith. In setting the base salaries of these executive officers for fiscal 2010, the Compensation Committee considered the data developed during its study, the Company’s growth in revenues and store count in fiscal 2009 and projections for fiscal 2010. The Compensation Committee also considered the recommendations of Mr. DeMatteo and Mr. Fontaine in setting the base salaries for Messrs. Raines and Bartel and Ms. Smith.

The Board of Directors set salaries for fiscal 2010 as follows:

Executive Officer	Base Salary

Daniel A. DeMatteo	$1,250,000
R. Richard Fontaine	$1,200,000
J. Paul Raines	$950,000
Tony D. Bartel	$610,000
Catherine R. Smith	$610,000

Annual Bonuses

In addition to a base salary, each named executive officer is eligible for a performance-based annual cash bonus. The Company has chosen to include performance-based annual bonuses as an element in the current compensation plan as they are an accepted and expected part of most compensation plans for executives and serve to motivate individual and team performance in attaining business objectives and maximizing stockholder value.

Bonuses for most of the executive officers of the Company are based upon the criteria used in, and are calculated in accordance with, the Supplemental Compensation Plan. Messrs. DeMatteo, Fontaine, Raines and Bartel and Mr. Michael Mauler, the Company’s Executive Vice President of GameStop International, are the executive officers of the Company currently participating in the Supplemental Compensation Plan.

The Supplemental Compensation Plan provides that participating executive officers are entitled to a cash bonus in an amount equal to a percentage of their base salary which is pre-determined for each participating executive officer by the Compensation Committee, with input from the Chief Executive Officer, for each fiscal year. The purpose of the Supplemental Compensation Plan is to permit the Company, through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to attract and retain management who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company by their ability, industry, loyalty and exceptional service.

The bonus amount is calculated after each fiscal year in accordance with a sliding scale formula based on the extent to which a pre-established performance target is attained. In general, not later than 60 days after the start of each fiscal year of the Company (and before 25% of the relevant period of service has elapsed), the Compensation Committee establishes in writing a performance target for each participating executive officer (the “Target”). Targets are typically based on budgeted operating earnings for the fiscal year. Operating earnings are budgeted to increase each year from the actual operating earnings achieved during the previous year in order to challenge the executive officers of the Company to increase revenues, control costs and find operating efficiencies and to demonstrate the earnings growth expected of a growth company. Because the Target is higher than the results attained in the previous year and because the Target is established in the first 60 days of the year, the attainment of the Target is substantially uncertain at the time the Target is established. The establishment of the Target as a measure of operating earnings for the executive officers who participate in the Supplemental Compensation Plan considers the importance of their individual roles in the overall performance and results of the Company. Individual objectives and performance are considered in the establishment of the individual pre-determined percentage of base salary for which each of the executive officers is eligible (as discussed further below). Stock price performance has not been a factor in determining Targets because the price of the Company’s stock is subject to a variety of factors outside of the Company’s control.

Each participating executive officer is entitled to receive a cash bonus in the amount of their pre-determined percentage of base salary (the “Target Bonus”) as follows:

Then the Percentage of the
If the Fiscal Year Results were:	Target Bonus Received is:

Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%

The Supplemental Compensation Plan limits the maximum cash bonus payable to any participating executive officer to $3,500,000 with respect to any fiscal year. No bonuses are paid until the Compensation Committee certifies the extent to which the Target has been attained. Under the terms of the Supplemental Compensation Plan, the Compensation Committee has no authority to increase the amount of a bonus that would be due upon the attainment of the Target.

Fiscal 2009 Bonuses

Target Bonuses for fiscal 2009 for the executive officers listed in the Summary Compensation Table below were as follows:

Percentage of
Executive Officer	Base Salary

Daniel A. DeMatteo	200%
R. Richard Fontaine	200%
J. Paul Raines	100%
Tony D. Bartel	75%
Catherine R. Smith	100%
David W. Carlson	75%

The Compensation Committee determined that the Company had not met the threshold performance goal with respect to operating earnings for fiscal 2009 and none of the individual targets were paid to any named executive officer.

Fiscal 2010 Bonus Targets

Target Bonuses for fiscal 2010 for the named executive officers are as follows:

Percentage of
Executive Officer	Base Salary

Daniel A. DeMatteo	200%
R. Richard Fontaine	200%
J. Paul Raines	100%
Tony D. Bartel	100%
Catherine R. Smith	100%

Discretionary Awards

From time to time the Compensation Committee may approve discretionary awards for executive officers and other employees in recognition of efforts that are beyond the normal requirements of their assigned duties. No such bonuses were paid in fiscal 2007, fiscal 2008 or fiscal 2009.

Stock Options and Restricted Stock

The Company chooses to grant long-term awards, currently in the form of restricted stock, to align the interests of the executive officers with the interests of the Company’s stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. Grants of long-term awards are made to executive officers, members of the Board of Directors and all other eligible full-time employees under the provisions of the Incentive Plan, which provides for the grant of options to purchase shares of the Company’s Common Stock, the grant of share appreciation rights, the grant of Stock Purchase Awards and the grant of Restricted Share Awards. Executive officers and directors of the Company are not eligible to receive grants of Stock Purchase Awards because of the provisions within those awards of a loan to the grantee to purchase the shares. To date, only options and restricted shares have been granted under the Incentive Plan.

Role of Compensation Committee in Grants.  The Compensation Committee of the Board of Directors has the responsibility to administer the Incentive Plan and is therefore responsible for authorizing all grants of options or restricted shares. In determining annual stock option or restricted stock grants to executive officers, the Compensation Committee, along with executive management, bases its decision on the individual’s performance and potential to improve stockholder value. Some factors used in determining the number of shares granted to the named executive officers include the financial performance of the Company over the preceding fiscal year, the historical amount of shares granted to each named executive officer, the current share price which affects the overall value of the grant, the amount of shares available to be granted under our Incentive Plan and the results of reviews, surveys or other information from compensation consultants, if any.

The Compensation Committee also considers the recommendations of the Executive Chairman and the Chief Executive Officer in granting awards to executive officers and employees other than the Executive Chairman and the Chief Executive Officer. The Compensation Committee relies upon the Chief Financial Officer for the day-to-day administration and recordkeeping of the Incentive Plan.

Role of Executive Officers in Grants.  The Chief Executive Officer is responsible for recommending the grant of options or restricted stock to all executive officers and all other eligible full-time employees other than himself and the Executive Chairman. The Chief Financial Officer assists the Chief Executive Officer in this process by preparing a list of eligible employees and recommended awards for all eligible employees other than Chief Financial Officer. Consideration is given to each individual’s employment standing and those employees subject to possible termination are not deemed to be eligible. Recommended amounts are based on previous grants, individual performance and responsibilities and the individual’s contributions toward increasing stockholder value. As mentioned above, the Chief Financial Officer is also responsible, under the direction of the Compensation Committee, for the day-to-day administration of the outstanding awards and the related recordkeeping.

Timing of Grants.  Awards have historically been granted to executive officers and eligible full-time employees once per year. The Compensation Committee has typically met annually within the first 15 days after the start of the new fiscal year to approve the annual grant of options and restricted stock. The Compensation Committee meets on the same date as the regularly scheduled meeting of the Board of Directors for the first quarter. The date of these Compensation Committee and Board of Directors meetings is set in the fourth quarter of the previous fiscal year. In fiscal 2006, the Board of Directors and Compensation Committee formalized the historical practice in a policy whereby the annual awards to directors, executive officers and eligible full-time employees under the Incentive Plan will be approved at the first quarter’s meeting of the Compensation Committee. Grants also occasionally occur to newly hired executives. When a grant is made for a newly hired executive, it is approved by the Compensation Committee with a grant date on the date on which the executive starts his or her employment with the Company. During fiscal 2009, Ms. Smith received a grant of 43,233 shares of restricted stock on her effective date of hire of August 24, 2009, which was scheduled to vest in equal annual installments over three years upon her service to the Company.

There is no effort to time the meeting and the related approval of awards with the release of material non-public information. The Board of Directors and Compensation Committee typically hold their first quarter meetings in early February. There are typically no releases of material non-public information by the Company until the latter half of March when the announcement of the earnings for the previous fiscal year is completed. The timing of grants for newly hired executives is not timed in coordination with the release of material non-public information. The Company does not grant awards based on the pending release of material non-public information and the Company does not release material non-public information for the purpose of affecting the value of executive compensation.

Pricing of Grants.  Under the terms of the Incentive Plan, options are granted with an exercise price equal to the average of the high and low prices of the Company’s Common Stock reported on the New York Stock Exchange (NYSE) for the trading day prior to the approval of the grant by the Compensation Committee.

2010 Grants.  The Compensation Committee met on February 4, 2010 and granted either restricted stock or options for fiscal 2010 based on performance in fiscal 2009 to the named executive officers and other eligible employees. The named executive officers were granted restricted stock as follows:

Shares of Restricted
Executive Officer	Stock Awarded

Daniel A. DeMatteo	90,000
R. Richard Fontaine	90,000
J. Paul Raines	81,000
Tony D. Bartel	60,000
Catherine R. Smith	51,000

In addition, each non-employee member of the Board of Directors was awarded a restricted stock grant of 6,120 shares. Each of the above-referenced grants vests in equal annual installments over three years.

Cash Bonus Related to Vesting of Restricted Share Grants.  The executive officers and the Compensation Committee desired to award to each member of management approximately the same number of restricted shares in fiscal 2009 as were granted in fiscal 2008 in order to preserve the pool of shares available for grant. Because of the decline in the stock price during fiscal 2008 due to the volatility of the stock market, awards of comparable shares in February 2009 would not yield the same award value as the awards in February 2008. As a result of discussions between management and the Compensation Committee and following the recommendation of the Compensation Committee, on February 5, 2009, the Board approved cash bonuses to Messrs. DeMatteo, Fontaine, Raines, Bartel and Carlson and other recipients of the restricted share grant in an amount equal to $26.00 per restricted share granted, payable only if and to the extent such restricted share vests. The value of $26.00 per share granted was derived from the approximate average of the high and low price of the Company’s stock the day before the grant. In addition, on February 4, 2010, the Board approved cash bonuses to Messrs. DeMatteo, Fontaine, Raines and Bartel and Ms. Smith, as well as other recipients of the restricted share grant described above in an amount equal to $20.00 per restricted share granted, payable only if and to the extent such restricted share vests. The net amount of such bonus, after deduction of applicable withholding taxes, may be withheld by the Company to satisfy any applicable withholding taxes due to the Company from the recipient with respect to the related restricted share vesting, with the balance, if any, to be paid by the Company to the recipient in cash within ten days following the date such restricted shares vest.

Change in Control/Severance Benefits

Each of Messrs. DeMatteo, Fontaine, Raines and Bartel and Ms. Smith has employment agreements as described in “Employment Agreements” below. Pursuant to these agreements, each executive’s employment may be terminated upon death or disability by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.

A good reason event is defined as a material diminution in the executive’s compensation, authority, duties or responsibilities, or a relocation of at least 50 miles. Among other things, the employment agreement includes a severance arrangement if the executive is terminated by GameStop without cause, by the executive by the “CIC Termination Date” (as defined) following a change in control (as defined) or by the executive for good reason, which provides each executive with his base salary through the term of the agreement, plus the average of the last three annual bonuses, with a one year minimum, plus the continuation of medical benefits for up to 18 months and the release of all stock option restrictions, including vesting provisions.

The triggering events which would result in the payment of the severance amounts described above were selected because they provide employees with a guaranteed level of financial protection upon loss of employment and were considered competitive with severance provisions being offered at that time.

The estimated minimum payments upon a change in control or termination for each of the named executive officers are detailed in the table of Potential Payments upon Change in Control or Termination below. Severance payments due to a named executive officer may be due either in installments or in a lump sum, to be negotiated between the Company and the executive.

Employment Agreements

GameStop has entered into employment agreements with Messrs. DeMatteo, Fontaine, Raines and Bartel. The terms of the employment agreements with Messrs. DeMatteo and Fontaine commenced on April 11, 2005 and continued for a period of three years thereafter and were automatically renewed in April 2008 and April 2009 for one-year periods. The term of the employment agreement for Mr. Raines commenced on September 7, 2008 and continues for a period of three years thereafter. The term of the employment agreement for Mr. Bartel commenced on October 24, 2008 and continues for a period of three years thereafter. Each of these employment agreements contains provisions for automatic renewals for one-year periods unless either party gives notice of non-renewal at least six months prior to expiration.

Each of the employment agreements with Messrs. DeMatteo, Fontaine, Raines and Bartel was amended and restated on December 31, 2008 to bring them into compliance with Section 409A of the Code enacted as part of the American Jobs Creation Act of 2004. Annual bonus compensation will be based on the formula and targets established under and in accordance with the Supplemental Compensation Plan.

Pursuant to Mr. Raines’ employment agreement, he received a $1,000,000 cash signing bonus upon commencing his employment with the Company. The signing bonus shall be considered earned over the original three-year term of his employment contract. Accordingly, in the event Mr. Raines’ employment with the Company is terminated prior to September 7, 2011 for cause or by Mr. Raines without good reason, then he will repay the Company the unearned portion of the signing bonus.

Each executive shall be entitled to all benefits afforded to key management personnel or as determined by the Board of Directors of GameStop, including, but not limited to, restricted stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits.

Each executive is also restricted from competing with GameStop for the later of the expiration of the term of the agreement or at least one year after termination of employment, unless the contract is terminated by GameStop without cause (as defined), by the executive by the “CIC Termination Date” (as defined) following a change in control (as defined) or by the executive for good reason (as defined).

GameStop had entered into an employment agreement with Mr. Carlson. The term of the employment agreement for Mr. Carlson commenced on April 3, 2006 and continued for a period of two years thereafter and was automatically renewed in April 2008 and April 2009 for one-year periods. On August 24, 2009, the Company entered into an amendment to Mr. Carlson’s employment agreement describing the terms of his election to resign his employment as Executive Vice President and Chief Financial Officer of the Company with the approval of the Company, effective August 24, 2009. Under the terms of the amendment, Mr. Carlson remained an Executive Vice President of the Company until February 27, 2010 and then became a Vice President of the Company, effective through March 3, 2012.

GameStop had entered into an employment agreement with Ms. Smith. The term of the employment agreement for Ms. Smith commenced on August 24, 2009 and was to continue for a period of three years thereafter. Pursuant to Ms. Smith’s employment agreement, she received a $250,000 cash signing bonus upon commencing her employment with the Company. The signing bonus was considered earned upon commencing employment. All restricted stock and any related cash bonuses awarded to Ms. Smith were forfeited when she resigned from the Company in February 2010.

On April 5, 2010, the Company entered into amendments to the employment agreements for Messrs. Fontaine and DeMatteo. The amendment to Mr. Fontaine’s agreement provides that Mr. Fontaine shall continue as Executive Chairman of the Company until March 26, 2011 at his current annual salary of $1,200,000. Effective March 27, 2011 through March 3, 2013, Mr. Fontaine shall become Chairman International of the Company at an annual salary of $600,000. Mr. Fontaine’s employment will cease effective March 3, 2013. The amendment to Mr. DeMatteo’s employment agreement provides that the term of his employment shall continue through March 3, 2013 with a minimum annual salary of $1,250,000 and that the term shall be automatically renewed for additional one-year terms unless either party gives the other party six months notice of non-renewal.

For a description of change of control and severance benefits included in the employment agreements, see “Change in Control/Severance Benefits” above.

Other Considerations

Relationship Among the Different Components of Compensation

In order to ensure that the named executive officers are held accountable for the Company’s performance and changes in stockholder value, management and the Compensation Committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases.

Stock Ownership

The Company does not require its executive officers to be stockholders in the Company. The Compensation Committee believes that the grant of stock options and restricted stock to the Company’s executive officers that vest over a period of time is sufficient to provide the required incentive to such officers and align their interests with the interests of the Company’s stockholders.

Recovery of Awards

The Company does not have a formal policy to recover past compensation awards from executive officers in the event of a restatement or an adjustment of results or performance measures that would have reduced the size of an award. The Company has not historically had any restatements or adjustments of this nature. Should such an incident occur, the Board of Directors would consider appropriate action at that time.

Retirement Benefits

Each of the Company’s executive officers is entitled to participate in the Company’s defined contribution 401(k) plan on the same basis as all other eligible employees. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Service (“IRS”), the contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($16,500 for 2009). Our executive officers are subject to these limitations and therefore the Company does not consider its retirement benefits to be a material portion of the compensation program for our executive officers.

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. Messrs. DeMatteo, Fontaine, Raines and Bartel are eligible to use the Company plane for personal use. Messrs. DeMatteo and Fontaine occasionally use the plane for personal use and reimburse the Company for costs in accordance with IRS guidelines. Amounts disclosed in the perquisites column of the Summary Compensation Table for the personal use of the Company plane represent actual incremental costs to operate the plane in excess of the amounts reimbursed in accordance with IRS guidelines. In fiscal 2009, these amounts totaled $42,456 and $20,104 for Messrs. DeMatteo and

Fontaine, respectively. In fiscal 2008, these amounts totaled $55,202, $43,743 and $4,684 for Messrs. DeMatteo, Fontaine and Carlson, respectively.

None of the named executive officers receives any other compensation or benefits which would be defined as perquisites.

Tax and Accounting Implications

Impact of Section 162(m) of the Internal Revenue Code.  The Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its three other most highly-compensated officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is in the best interests of the Company to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, the Company obtained stockholder approval for the Supplemental Compensation Plan, which provides for the payment of compensation in compliance with the above guidelines. The Supplemental Compensation Plan was amended and restated at the 2008 annual meeting of stockholders to increase the maximum amount of cash bonus payable under the Supplemental Compensation Plan to $3,500,000.

Accounting for Stock-Based Compensation.  The Company records share-based compensation expense in earnings based on the grant-date fair value of options or restricted stock granted.

Executive Compensation

The following table (the “Summary Compensation Table”) sets forth the compensation earned during the fiscal years indicated by our chief executive officer, chief financial officer, former chief financial officer and our three other most highly compensated executive officers.

Summary Compensation Table
									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal	Year		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Position	(1)		($)(2)	($)		($)(3)	($)	($)(4)	($)	($)		($)

Daniel A. DeMatteo	2009		$1,246,154	$754,000	(5)	$2,263,740	—	—	—	$49,259	(6)	$4,313,153
CEO	2008		1,035,385	—		4,345,650	—	$2,400,000	—	62,731	(6)	7,843,766
	2007		800,000	—		3,201,000	—	1,760,000	—	68,906	(6)	5,829,906
R. Richard Fontaine	2009		1,200,000	754,000	(5)	2,263,740	—	—	—	27,843	(7)	4,245,583
Executive Chairman	2008		1,184,615	—		4,345,650	—	2,400,000	—	52,429	(7)	7,982,694
	2007		1,000,000	—		3,201,000	—	2,200,000	—	83,584	(7)	6,484,584
J. Paul Raines	2009		918,462	853,333	(8)	1,561,200	—	—	—	3,669	(8)	3,336,664
COO	2008		328,846	138,889	(8)	2,594,400	—	900,000	—	28	(8)	3,962,163
Tony D. Bartel	2009		492,308	260,000	(5)	780,600	—	—	—	11,190	(9)	1,544,098
Executive VP of	2008		396,154	—		1,273,725	—	300,000	—	10,402	(9)	1,980,281
Merchandising &	2007	(9)	348,077	—		640,200	—	288,750	—	1,508	(9)	1,278,535
Marketing
Catherine R. Smith	2009	(10)	242,308	394,841	(10)	1,012,949	—	—	—	28	(10)	1,650,126
Former Executive VP and CFO
David W. Carlson	2009		495,385	260,000	(5)	780,600	—	—	—	11,005	(11)	1,546,990
Executive VP and	2008		436,923	—		1,498,500	—	330,000	—	15,108	(11)	2,280,531
and former CFO	2007		398,077	—		1,600,500	—	330,000	—	10,087	(11)	2,338,664

(1)	Reflects fiscal 2009, fiscal 2008 and fiscal 2007.

(2)	Reflects salary paid for fiscal 2009, fiscal 2008 and fiscal 2007, which consisted of 52 weeks.

(3)	Reflects the grant date fair value for the designated fiscal years for the restricted stock awards based on the Company’s stock price on the date of grant. Grants of restricted stock vest in equal annual increments over a three-year period after the grant date with the vesting of the related restricted stock.

(4)	For fiscal 2008, reflects incentive-based bonuses earned in fiscal 2008 but paid in March 2009. For fiscal 2007, reflects incentive-based bonuses earned in fiscal 2007 but paid in March 2008.

(5)	Reflects a bonus awarded along with the fiscal 2009 grant of restricted stock awards designed to cover the taxes related to the vesting of the restricted stock. The bonus vests in equal annual increments over a three-year period after the grant date with the vesting of the related restricted stock. The amounts reflected represent the amount of the bonus charged to expense in fiscal 2009.

(6)	Includes contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2009, fiscal 2008 or fiscal 2007. Also includes perquisites and personal benefits paid to Mr. DeMatteo, which totaled $42,456, $55,202 and $62,834 for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, and consisted solely of the value of his personal use of the Company plane. The value of the personal use of the Company plane was calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. DeMatteo’s personal use over the amount reimbursed by Mr. DeMatteo using Standard Industry Fare Level rules.

(7)	Includes contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2009, fiscal 2008 or fiscal 2007. Also includes perquisites and personal benefits paid to Mr. Fontaine, which totaled $20,104, $43,744 and $75,559 for fiscal 2009, fiscal 2008 and fiscal 2007, respectively, and consisted solely of the value of his personal use of the Company plane. The value of the personal use of the Company plane was calculated as the excess of the portion of the incremental costs to operate the aircraft for the year (as provided by the third party retained to pilot and maintain the Company plane) attributed to Mr. Fontaine’s personal use over the amount reimbursed by Mr. Fontaine using Standard Industry Fare Level rules.

(8)	Mr. Raines was hired by the Company as Chief Operating Officer in September 2008. Under the terms of his employment agreement, Mr. Raines was awarded a signing bonus of $1,000,000 which is earned ratably over the three-year term of his employment agreement. Any amount of this signing bonus which is unearned must be repaid should Mr. Raines leave the Company without good reason (as defined) or is terminated by the Company for cause (as defined) before the expiration of the term of the employment agreement. The amount reflected in the “Bonus” column above represents the amount of the signing bonus considered earned by Mr. Raines during fiscal 2009 and fiscal 2008, as well as $520,000 expensed in fiscal 2009 for a bonus awarded along with the fiscal 2009 grant of restricted stock awards designed to cover the taxes related to the restricted stock issuance. The bonus related to the restricted stock award vests in equal annual increments over a three-year period after the grant date with the vesting of the related restricted stock. Amounts in the “All Other Compensation” column consist of contributions under our 401(k) plan and payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2009 or fiscal 2008. No perquisites were paid to Mr. Raines.

(9)	Consists of payments for life and disability insurance coverage, none of which exceeded $10,000 for fiscal 2009, fiscal 2008 or fiscal 2007, and contributions under our 401(k) plan of $10,212 for fiscal 2009 and amounts less than $10,000 for fiscal 2008 and fiscal 2007. No perquisites were paid to Mr. Bartel. For fiscal 2007, includes compensation paid to Mr. Bartel for his service before being named an executive officer in March 2007.

(10)	Ms. Smith was hired by the Company as Executive Vice President and Chief Financial Officer in August 2009. Under the terms of her employment agreement, Ms. Smith was awarded a signing bonus of $250,000. The amount reflected in the “Bonus” column above represents the amount of the signing bonus, as well as $144,841 expensed in fiscal 2009 for a bonus awarded along with the fiscal 2009 grant of restricted stock awards designed to cover the taxes related to the restricted stock issuance. The bonus related to the restricted stock award vests in equal annual increments over a three-year period after the grant date with the vesting of the related restricted stock. Amounts in the “All Other Compensation” column consist of payments for life insurance coverage. No perquisites were paid to Ms. Smith. On February 24, 2010, Ms. Smith resigned from her position as Executive Vice President and Chief Financial Officer of the Company. All restricted stock and the related bonus that had been previously granted to Ms. Smith by the Company were forfeited. Ms. Smith will be subject to certain restrictive covenants expiring between February 28, 2011 and February 28, 2012.

(11)	Consists of payments for life and disability insurance coverage and perquisites, none of which exceeded $10,000 for fiscal 2009, fiscal 2008 or fiscal 2007, and contributions under our 401(k) plan of $10,027 for fiscal 2009 and amounts less than $10,000 for fiscal 2008 and fiscal 2007. On August 24, 2009, the Company entered into an amendment to Mr. Carlson’s employment agreement describing the terms of his election to resign his employment as Chief Financial Officer of the Company with the approval of the Company, effective August 24, 2009.

Grants of Plan-Based Awards in Last Fiscal Year

The following table shows all grants of plan-based awards, which consisted of grants of restricted shares of our Common Stock and grants of annual performance-based bonuses under the Supplemental Compensation Plan, granted to the executive officers named in the Summary Compensation Table for fiscal 2009. The grant of share-based awards on February 5, 2009 was based on performance for fiscal 2008.

Grants of Plan-Based Awards
								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards			Shares of	Securities	Base Price of	of Stock and
		Threseh-			Thresh-			Stock or	Underlying	Option	Option
	Grant	old	Target	Maximum	old	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)(2)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($/Sh)	($)

Daniel A. DeMatteo	2/5/2009	$1,250,000	$2,500,000	$3,125,000	—	—	—	87,000	—	—	$2,263,740
R. Richard Fontaine	2/5/2009	1,200,000	2,400,000	3,000,000	—	—	—	87,000	—	—	2,263,740
J. Paul Raines	2/5/2009	460,000	920,000	1,150,000	—	—	—	60,000	—	—	1,561,200
Tony D. Bartel	2/5/2009	187,500	375,000	468,750	—	—	—	30,000	—	—	780,600
Catherine R. Smith	8/24/2009	600,000	600,000	750,000	—	—	—	43,233	—	—	1,012,949
David W. Carlson	2/5/2009	187,500	375,000	468,750	—	—	—	30,000	—	—	780,600

(1)	The Non-Equity Incentive Plan award was granted under the Supplemental Compensation Plan.

(2)	If at least 85% of target is achieved, with the exception of Ms. Smith whose minimum bonus was specified in her employment agreement.

(3)	Other Stock Awards consist of restricted shares of the Company’s Common Stock, which were granted under the Incentive Plan.

Additional Material Factors

The Company has employment agreements with R. Richard Fontaine, Daniel A. DeMatteo, J. Paul Raines, Tony D. Bartel and David W. Carlson. The terms of the employment agreements for each of these executive officers extend beyond the fiscal year ended January 30, 2010 and provide for minimum annual salaries as follows:

•	R. Richard Fontaine	$1,200,000 through March 2011 and $600,000 through March 3, 2013
•	Daniel A. DeMatteo	$1,250,000
•	J. Paul Raines	$900,000
•	Tony D. Bartel	$400,000
•	David W. Carlson	$250,000

Annual bonus compensation will be based on the formula and targets established under and in accordance with the Company’s Supplemental Compensation Plan. The Targets specified in the “Non-Equity Incentive Plan” column of the Grants of Plan-Based Awards table above were achieved for fiscal 2008 and fiscal 2007 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The

Target for fiscal 2009 was not achieved, therefore no amounts are reflected under fiscal 2009 in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Under the terms of their employment agreements, each executive shall be entitled to all benefits afforded to key management personnel or as determined by the Board of Directors, including, but not limited to, restricted stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the executive officers named in the Summary Compensation Table regarding outstanding equity awards held as of January 30, 2010 by those executive officers. The year-end values in the table for the market value of shares that have not vested have been calculated based on the $19.77 per share closing price of our Common Stock on January 29, 2010 (the last trading date of the fiscal year).

Outstanding Equity Awards at End of Fiscal 2009
	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan					Number of	Payout
	Number of	Number of	Awards:				Market	Unearned	Value of
	Securities	Securities	Number of			Number of	Value of	Shares,	Unearned
	Underlying	Underlying	Securities			Shares or	Shares or	Units or	Shares,
	Unexercised	Unexercised	Underlying			Units of	Units of	Other	Units or
	Options	Options	Unexercised	Option	Option	Stock That	Stock That	Rights	Other Rights
	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable(1)	Unexercisable(1)	Options (#)	Price ($)	Date(1)	Vested (2)(#)	Vested (2)($)	Not Vested (#)	Not Vested ($)

Daniel A. DeMatteo	100,000	—	—	$9.29	3/1/2014	—	—	—	—
	300,000	—	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	185,000	$3,657,450	—	—
R. Richard Fontaine	270,000	—	—	9.00	2/12/2012	—	—	—	—
	282,000	—	—	9.29	3/1/2014	—	—	—	—
	300,000	—	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	185,000	3,657,450	—	—
J. Paul Raines	—	—	—	—	—	100,000	1,977,000	—	—
Tony D. Bartel	165,000	—	—	20.69	2/9/2016	—	—	—	—
	—	—	—	—	—	55,000	1,087,350	—	—
Catherine R. Smith	—	—	—	—	—	43,233	854,716	—	—
David W. Carlson	100,000	—	—	9.29	3/1/2014	—	—	—	—
	150,000	—	—	10.13	3/10/2015	—	—	—	—
	—	—	—	—	—	70,000	1,383,900	—	—

(1)	The options reflected herein were granted under the Incentive Plan, and vested and became exercisable in equal annual increments over a three-year period following grant. The options expire one day before the tenth anniversary of the grant date; therefore the grant date for each grant can be determined from the expiration dates shown above.

(2)	For Messrs. DeMatteo, Fontaine, Bartel and Carlson, the Stock Awards consist of restricted shares of the Company’s Common Stock, which were granted on February 9, 2007, February 7, 2008 and February 5, 2009 under the Incentive Plan, and vest in equal annual increments over a three-year period following grant. The Stock Awards to Mr. Raines, which consisted of restricted shares, were granted under the Incentive Plan on February 5, 2009 and in September 2008 when Mr. Raines commenced employment with the Company, and vest in equal annual increments over a three-year period following grant. The Stock Award to Ms. Smith consisted of restricted shares which were granted under the Incentive Plan on August 24, 2009 when Ms. Smith commenced employment with the Company. Ms. Smith’s award was forfeited when she resigned in February 2010.

Option Exercises and Stock Vested

The following table provides information for the executive officers named in the Summary Compensation Table regarding exercises of options to purchase shares of our Common Stock and shares acquired upon vesting of stock awards during fiscal 2009 by those executive officers. The values realized upon exercise or vesting in the table have been calculated using the stock price at the time of exercise or vesting.

Fiscal 2009 Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Daniel A. DeMatteo	—	—	109,000	$2,985,090
R. Richard Fontaine	—	—	109,000	2,985,090
J. Paul Raines	—	—	20,000	481,200
Tony D. Bartel	—	—	16,500	457,445
Catherine R. Smith	—	—	—	—
David W. Carlson	—	—	50,000	1,366,500

Pension Plans

None of the Company’s named executive officers participate in the Company’s pension plans; therefore, we have omitted the Pension Benefits Table.

Nonqualified Deferred Compensation

None of the Company’s named executive officers participate in the Company’s nonqualified deferred compensation plan; therefore, we have omitted the Nonqualified Deferred Compensation Table.

Employment Agreements and Potential Payments upon Change in Control or Termination

GameStop entered into employment agreements with Daniel A. DeMatteo, R. Richard Fontaine, J. Paul Raines, David W. Carlson, Catherine R. Smith and Tony D. Bartel. See “Compensation Discussion and Analysis — Employment Agreements” above for a description of the terms of these employment agreements.

Pursuant to the employment agreements, each executive’s employment may be terminated upon death or disability, by GameStop with or without cause (as defined) or by the executive within twelve months of a good reason event. If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment. A good reason event is defined as a material diminution in the executive’s compensation, authority, duties or responsibilities, or a relocation of at least 50 miles. Among other things, the employment agreement includes a severance arrangement if the executive is terminated by GameStop without cause, by the executive by the “CIC Termination Date” (as defined) following a change in control (as defined) or by the executive for good reason, which provides each executive with the greater of his base salary through the term of the agreement or one year, plus the average of the last three annual bonuses times the greater of one or the number of years remaining on the agreement, plus the continuation of medical benefits for 18 months and the release of all stock option restrictions. Amounts owed to the executive officers upon termination or a change of control assuming a triggering event took place on January 30, 2010, the last business day of the Company’s last completed fiscal year, are presented below:

		Before	After
		Change in	Change in
		Control	Control
		Termination	Termination
		w/o Cause or	w/o Cause or
		for Good	for Good	Voluntary			Change in
Name	Benefit	Reason	Reason	Termination	Death	Disability	Control

Daniel A. DeMatteo	Salary	$1,493,151	$1,493,151	—	—	—	$1,493,151
	Bonus	1,656,402	1,656,402	—	—	—	1,656,402
	Medical Benefits	7,724	7,724	—	—	—	7,724
	Accelerated Stock Options	—	—	—	—	—	—
	Accelerated Restricted Stock(1)	3,657,450	3,657,450	—	$3,657,450	$3,657,450	3,657,450

	Total	$6,814,727	$6,814,727	—	$3,657,450	$3,657,450	$6,814,727

R. Richard Fontaine	Salary	$1,433,425	$1,433,425	—	—	—	$1,433,425
	Bonus	1,831,598	1,831,598	—	—	—	1,831,598
	Medical Benefits	7,724	7,724	—	—	—	7,724
	Accelerated Stock Options	—	—	—	—	—	—
	Accelerated Restricted Stock(1)	3,657,450	3,657,450	—	$3,657,450	$3,657,450	3,657,450

	Total	$6,930,197	$6,930,197	—	$3,657,450	$3,657,450	$6,930,197

J. Paul Raines	Salary	$1,474,521	$1,474,521	—	—	—	$1,474,521
	Bonus	721,233	721,233	—	—	—	721,233
	Medical Benefits	10,368	10,368	—	—	—	10,368
	Accelerated Stock Options	—	—	—	—	—	—
	Accelerated Restricted Stock(1)	1,977,000	1,977,000	—	$1,977,000	$1,977,000	1,977,000

	Total	$4,183,122	$4,183,122	—	$1,977,000	$1,977,000	$4,183,122

Tony D. Bartel	Salary	$865,753	$865,753	—	—	—	$865,753
	Bonus	339,808	339,808	—	—	—	339,808
	Medical Benefits	10,368	10,368	—	—	—	10,368
	Accelerated Stock Options	—	—	—	—	—	—
	Accelerated Restricted Stock(1)	1,087,350	1,087,350	—	$1,087,350	$1,087,350	1,087,350

	Total	$2,303,279	$2,303,279	—	$1,087,350	$1,087,350	$2,303,279

David W. Carlson	Salary	$586,301	$586,301	—	—	—	$586,301
	Bonus	220,000	220,000	—	—	—	220,000
	Medical Benefits	3,138	3,138	—	—	—	3,138
	Accelerated Stock Options	—	—	—	—	—	—
	Accelerated Restricted Stock(1)	1,383,900	1,383,900	—	$1,383,900	$1,383,900	1,383,900

	Total	$2,193,339	$2,193,339	—	$1,383,900	$1,383,900	$2,193,339

Catherine R. Smith	Salary	$1,540,274	$1,540,274	—	—	—	$1,540,274
	Bonus	600,000	600,000	—	—	—	600,000
	Medical Benefits	10,368	10,368	—	—	—	10,368
	Accelerated Stock Options	—	—	—	—	—	—
	Accelerated Restricted Stock(1)	854,716	854,716	—	$854,716	$854,716	854,716

	Total	$3,005,358	$3,005,358	—	$854,716	$854,716	$3,005,358

(1)	Restricted stock grants are immediately vested upon a change in control or the death or disability of the recipient. The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $19.77 (based on the closing price of the Company’s Common Stock as of January 30, 2010, the last business day of fiscal 2009) and include all outstanding, unvested grants through the assumed termination date of January 29, 2011. Actual value will vary based on changes in the Company’s Common Stock price.

On February 24, 2010, the Company announced the resignation of Ms. Smith from her position as Executive Vice President and Chief Financial Officer of the Company. Ms. Smith received salary through the last day of her employment. Ms. Smith was not eligible to receive the $600,000 bonus set forth in her employment agreement dated August 24, 2009 and all of the restricted stock and related cash bonuses that the Company had previously granted to Ms. Smith were forfeited. Ms. Smith will be subject to certain restrictive covenants expiring between February 28, 2011 and February 28, 2012.

Director Compensation

The following table provides information regarding compensation earned by the non-employee directors during fiscal 2009:

Director Compensation
					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)(3)	($)

Jerome L. Davis(4)	$56,000	$159,242	—	—	—	$53,040	$268,282
Steven R. Koonin(5)	53,000	159,242	—	—	—	53,040	265,282
Leonard Riggio(6)	52,000	159,242	—	—	—	53,040	264,282
Michael N. Rosen(7)	54,000	159,242	—	—	—	53,040	266,282
Stephanie M. Shern(8)	58,000	159,242	—	—	—	53,040	270,282
Stanley (Mickey) Steinberg(4)	54,000	159,242	—	—	—	53,040	266,282
Gerald R. Szczepanski(7)	60,000	159,242	—	—	—	53,040	272,282
Edward A. Volkwein(9)	56,000	159,242	—	—	—	53,040	268,282
Lawrence S. Zilavy(4)	56,000	159,242	—	—	—	53,040	268,282

(1)	Represents amounts earned and paid for service in fiscal 2009.

(2)	Reflects the grant date fair value for the fiscal 2009 grant of 6,120 shares of restricted stock based on the Company’s stock price on the date of grant. Grants of restricted shares vest in equal annual increments over a three-year period after the grant date.

(3)	Reflects an award granted along with the fiscal 2009 grant of restricted stock designed to cover the taxes related to the restricted stock issuance. The award vests in equal annual increments over a three-year period after the grant date. The amounts reflected represent the amount of the award charged to expense in fiscal 2009.

(4)	As of January 30, 2010, the named director held 17,320 shares of restricted stock that have not vested.

(5)	As of January 30, 2010, the named director held 13,320 shares of restricted stock that have not vested.

(6)	As of January 30, 2010, the named director held 17,320 shares of restricted stock that have not vested and options to purchase 3,548,000 shares of the Company’s Common Stock.

(7)	As of January 30, 2010, the named director held 17,320 shares of restricted stock that have not vested and options to purchase 120,000 shares of the Company’s Common Stock.

(8)	As of January 30, 2010, the named director held 17,320 shares of restricted stock that have not vested and options to purchase 78,000 shares of the Company’s Common Stock.

(9)	As of January 30, 2010, the named director held 17,320 shares of restricted stock that have not vested and options to purchase 76,000 shares of the Company’s Common Stock.

Directors who are not employees of the Company receive compensation of $50,000 per annum and $1,000 per in-person Board or committee meeting. In addition, we reimburse our directors for expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are our employees do not receive additional compensation for their services as directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with members of the Company’s management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company’s 2009 Form 10-K and in this Proxy Statement.

Compensation Committee

Gerald R. Szczepanski, Chair
Jerome L. Davis
Edward A. Volkwein

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information for our equity compensation plans, consisting solely of the Incentive Plan, in effect as of January 30, 2010 is as follows:

Number of Securities
Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected in
	Warrants and Rights	and Rights	Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,837,000	$16.00	5,150,000
Equity compensation plans not approved by security holders	—	not applicable	—

Total	11,837,000	$16.00	5,150,000

Subsequent to January 30, 2010, an additional 1,177,000 options to purchase our Common Stock at an exercise price of $20.32 per share and 683,000 shares of restricted stock were granted under the Incentive Plan. These options and restricted shares vest in equal annual increments over three years and the options expire on February 3, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors has adopted an Audit Committee Charter which requires the Audit Committee to review with management and the independent auditor and approve all transactions and courses of dealing with parties related to the Company. This obligation of the Audit Committee is described on page 6 of this Proxy Statement, which states that the Audit Committee is responsible for reviewing and approving related party transactions. Also, as described on page 7 of this Proxy Statement, the Company has adopted a Code of Ethics for Senior Financial and Executive Officers and a Code of Standards, Ethics and Conduct applicable to the Company’s management-level employees. The codes require that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. In addition, at least annually each director and executive officer completes a detailed questionnaire that inquires about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest. It is our policy that any potential conflict of interest transaction with an executive officer or director or any transaction that triggers disclosure under Item 404(a) of Regulation S-K as a result of these inquiries is required to be reviewed and approved or ratified by the Audit Committee. All of the transactions and relationships described below took place or were in place prior to fiscal 2009.

Agreements with Barnes & Noble

In connection with the consummation of GameStop’s initial public offering in February 2002, GameStop entered into various agreements with Barnes & Noble relating to its relationship with Barnes & Noble following the completion of its initial public offering. The terms of these agreements remain binding on the Company. The Company remains affiliated with Barnes & Noble through Mr. Riggio, one of our directors, who is Chairman of the Board of Directors of Barnes & Noble.

Insurance Agreement

GameStop entered into an “insurance agreement” with Barnes & Noble, pursuant to which we participated in Barnes & Noble’s workers’ compensation, property and general liability and directors’ and officers’ liability insurance programs. We reimbursed Barnes & Noble for our pro rata share of the cost of providing these insurance programs.

The insurance agreement terminated in June 2005, at which time GameStop procured its own insurance. Although we obtained our own insurance coverage, costs will likely continue to be incurred by Barnes & Noble on insurance claims which were incurred under its programs prior to June 2005 and any such costs applicable to insurance claims against us will be allocated to the Company. In fiscal 2009, Barnes & Noble charged us approximately $179,000 for such costs.

Operating Agreement

GameStop entered into an “operating agreement” with Barnes & Noble, pursuant to which we operate the existing video game departments in seven Barnes & Noble stores. We pay a license fee to Barnes & Noble on the gross sales of such departments. We deem the license fee to be reasonable and based upon terms equivalent to those that would prevail in an arm’s length transaction. In fiscal 2009, Barnes & Noble charged us approximately $1,077,000 in connection with our operation of such departments in Barnes & Noble stores.

The operating agreement will remain in force unless terminated:

•	by mutual agreement of us and Barnes & Noble;

•	automatically, in the event that we no longer operate any department within Barnes & Noble’s stores;

•	by us or Barnes & Noble, with respect to any department, upon not less than 30 days’ prior notice;

•	by Barnes & Noble because of an uncured default by us;

•	automatically, with respect to any department, if the applicable store lease in which we operate that department expires or is terminated prior to its expiration date; or

•	automatically, in the event of the bankruptcy or a change in control of either us or Barnes & Noble.

Other Transactions and Relationships

In May 2005, we entered into an arrangement with Barnes & Noble under which www.gamestop.com became the exclusive specialty video game retailer listed on www.bn.com, Barnes & Noble’s e-commerce site. Under the terms of this agreement, the Company pays a fee to Barnes & Noble for sales of video game or PC entertainment products sold through www.bn.com. For fiscal 2009, the fee to Barnes & Noble totaled $374,000.

Michael N. Rosen, one of the Company’s directors, is a partner of Bryan Cave LLP, which is counsel to the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP (“BDO Seidman”) has been selected as the independent registered public accounting firm for the Company.

The independent accountants examine annual financial statements and provide other permissible non-audit and tax-related services for the Company. The Company and the Audit Committee have considered whether the non-audit services provided by BDO Seidman are compatible with maintaining the independence of BDO Seidman in its audit of the Company and are not considered prohibited services under the Sarbanes-Oxley Act of 2002.

Audit Fees.  In fiscal 2009, the professional services of BDO Seidman totaled $2,560,200 for the audit of the Company’s annual financial statements, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards, consultations regarding the SEC comment letter received by the Company and for the audit of the Company’s internal control over financial reporting. In fiscal 2008, the professional services of BDO Seidman totaled $2,756,740 for the audit of the Company’s annual financial statements, for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC, audit-related consultation concerning financial accounting and reporting standards and for the audit of the Company’s internal control over financial reporting. Included in the fiscal 2008 fees were $275,048 of non-recurring audit charges related to the acquisition of Micromania (France).

Audit-Related Fees.  In fiscal 2009 and fiscal 2008, the Company paid BDO Seidman $44,331 and $49,906, respectively, for services in respect of employee benefit plan audits.

Tax Fees.  In fiscal 2009, the Company paid BDO Seidman $12,600 for tax-related services. In fiscal 2008, the Company paid BDO Seidman $67,600 for tax-related services. Tax-related services included professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.  The Company did not pay BDO Seidman any other fees in fiscal 2009 or fiscal 2008.

Pre-approval Policies and Procedures.  The Audit Committee Charter adopted by the Board of Directors of the Company requires that, among other things, the Audit Committee pre-approve the rendering by the Company’s independent auditor of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. The Audit Committee approved all of the services provided by BDO Seidman referred to above.

AUDIT COMMITTEE REPORT ON THE FISCAL YEAR ENDED JANUARY 30, 2010

Management is responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, BDO Seidman, reports to the Company’s Audit Committee, and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards generally accepted in the United States. BDO Seidman also reports on its assessment of internal control over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. BDO Seidman has full access to the Audit Committee and meets with the Audit Committee at each of the Audit Committee’s regularly scheduled meetings, generally with and without management being present, to discuss appropriate matters. BDO Seidman discussed its audit of the Company’s financial statements and its report on its assessment of internal control over financial reporting with management and the Audit Committee.

The Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal controls for the fiscal year ended January 30, 2010 be included in the Company’s 2009 Form 10-K, based on the following:

•	its review of the Company’s audited consolidated financial statements;

•	its review of the Company’s unaudited interim financial statements prepared for each quarter of fiscal 2009 and filed with the SEC on Form 10-Q;

•	its review of the Company’s disclosure committee practices in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	its discussions with management regarding the audited consolidated financial statements;

•	its discussions with management regarding the critical accounting policies on which the financial statements are based, as well as its evaluation of alternative treatments;

•	its receipt of management representations that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•	its discussions with outside legal counsel regarding contingent liabilities;

•	its receipt of written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Rule 3526; and

•	its discussions with the independent auditors regarding their independence, the audited consolidated financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and other matters.

The Audit Committee also recommended to the Board of Directors that the independent registered public accounting firm of BDO Seidman be appointed as the Company’s auditors for the fiscal year ending January 29, 2011.

Audit Committee

Stephanie M. Shern, Chair
Gerald R. Szczepanski
Lawrence S. Zilavy

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2

The Board of Directors has appointed the firm of BDO Seidman, which firm was engaged as independent registered public accountants for the fiscal year ended January 30, 2010, to audit the financial statements of the Company for the fiscal year ending January 29, 2011. A proposal to ratify this appointment is being presented to the stockholders at the Meeting. A representative of BDO Seidman will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS CONSIDERS BDO SEIDMAN TO BE WELL QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of Common Stock of the Company with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish the Company with copies of all such forms they file.

To the Company’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to the Company’s executive officers, directors and greater than ten-percent stockholders were complied with, with the exception of one late filing of a Form 5 by Leonard Riggio with respect to one gift transaction.

OTHER MATTERS

The Company does not intend to present any other business for action at the Meeting and does not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of Annual Meeting of Stockholders and this Proxy Statement should be presented for stockholder action at the Meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.

Proxy Solicitation.  Solicitation may be made personally, by telephone, by telegraph or by mail by officers and employees of the Company who will not be additionally compensated therefor. The Company may request persons such as banks, brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such persons for their expenses in so doing.

Financial and Other Information.  The Company’s Annual Report for the fiscal year ended January 30, 2010, including financial statements, is being sent to stockholders together with this Proxy Statement.

Stockholder Proposals.  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2011 must be received by the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than January 20, 2011.

In addition, the Company’s Bylaws provide that, in order for a stockholder to propose business for consideration at an annual meeting of stockholders, such stockholder must give written notice to the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing stockholder’s record name and address, and the class and number of shares of the Company which are beneficially owned by such stockholder. Such notice must also contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the proposing stockholder in such business.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors

R. Richard Fontaine
Executive Chairman

May 18, 2010

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, AND “FOR” ITEM 2.

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL
1.	ELECTION OF DIRECTORS	☐	☐	☐
Nominees:

01	R. Richard Fontaine

02	Jerome L. Davis

03	Steven R. Koonin

04	Stephanie M. Shern
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 29, 2011.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐	Will Attend Meeting ☐ YES

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
▲    FOLD AND DETACH HERE    ▲
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

GAMESTOP CORP.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 22, 2010: the Proxy Statement and the accompanying Annual Report to Stockholders are available at http://investor.gamestop.com

INTERNET
http://www.proxyvoting.com/gme
Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

GAMESTOP CORP.
2010 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of GAMESTOP CORP., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated May 18, 2010, and hereby appoints R. Richard Fontaine and Daniel A. DeMatteo, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company, to be held on Tuesday, June 22, 2010, at 1:30 p.m., Central Standard Time, at the Hilton Southlake Town Square, Southlake, TX, and at any adjournments or postponements thereof, and to vote all shares of the Company’s Class A Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of directors; FOR the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company; and as said proxies deem advisable on such other matters as may come before the meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▼ FOLD AND DETACH HERE ▼
You can now access your GAMESTOP CORP. account online.
Access your GAMESTOP CORP. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for GAMESTOP CORP., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
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Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.